Exhibit 10.4
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
EDUCATION REALTY TRUST, INC.
AND
THOMAS J. HICKEY
JANUARY 1, 2008

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between EDUCATION REALTY TRUST, INC. (the “Company”), and THOMAS J. HICKEY (the “Executive” and, together with the Company, the “Parties”) is effective as of January 1, 2008 (the “Effective Date”).
     WHEREAS, the Company desires to employ Executive as Senior Vice-President — Management Services and Executive desires to accept said employment by the Company;
     WHEREAS, Executive’s position is a position of trust and responsibility with access to Confidential Information (defined below), Trade Secrets (defined below) and information concerning employees and customers of the Company;
     WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business (defined below);
     WHEREAS, Executive acknowledges that if Executive were to perform services for a competitor during the Restricted Period (defined below), it would be inevitable that Executive would disclose the Company’s Trade Secrets and Confidential Information;
     WHEREAS, the Company has agreed to employ Executive in exchange for Executive’s compliance with the terms of this Agreement; and
     WHEREAS, the Company and Executive desire to express the terms and conditions of Executive’s employment in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Definitions. For purposes of this Agreement, all initially capitalized words and phrases used in this Agreement have the following meanings:
     “Agreement” shall have the meaning set forth in the introductory paragraph above.
     “Application” shall have the meaning set forth in Section 9.
     “Base Salary” shall have the meaning set forth in Section 4(a).
     “Board” shall have the meaning set forth in Section 2(a).
     “Bonus” shall have the meaning set forth in Section 4(b).
     “Business” shall mean the business of owning and managing off-campus student housing communities, providing third-party management services for student housing communities, and providing third-party development consulting services for student housing communities.

     “Cause”, shall mean any one of the following events: (a) Executive’s insubordination; (b) Executive’s breach of this Agreement; (c) any act or omission by Executive which injures, or is likely to injure, the Company or the business reputation of the Company; (d) Executive’s dishonesty, fraud, malfeasance, negligence or misconduct; (e) Executive’s failure to (i) satisfactorily perform Executive’s duties under this Agreement, (ii) follow the direction of any individual to whom Executive reports, (iii) abide by the policies, procedures, and rules of the Company, or (iv) abide by laws applicable to Executive in Executive’s capacity as an employee, executive, or officer of the Company; (f) Executive’s arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; (g) Executive’s resignation unless such resignation is based upon Good Reason; or (h) Executive’s refusal to perform duties unless such refusal is based upon Good Reason.
     “Change of Control” means (a) the sale, transfer, or other disposition of eighty percent (80%) or more of the aggregate value of the Company’s assets, as reasonably determined by the Board, or (b) a sale of fifty percent (50%) or more of the then outstanding voting stock of the Company in a single transaction or a series of related transactions.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” shall have the meaning set forth in Section 4(a).
     “Company” shall have the meaning set forth in the introductory paragraph above.
     “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, future business plans, the composition, description, schematic or design of products, future products or equipment of the Company, communication systems, audio systems, system designs and related documentation, advertising or marketing plans, information regarding independent contractors, employees, clients and customers of the Company, and information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or otherwise enters the public domain through lawful means.
     “Contact” means any interaction between Executive and a Customer which: (a) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (b) occurs during the last year of Executive’s employment with the Company (or during Executive’s employment if employed less than a year).
     “Cure Period” shall have the meaning set forth within the definition of “Good Reason”.

     “Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.
     “Defense Costs” has the meaning set forth in Section 13.
     “Duties” means administer all key operating functions of the Management Services Group consistent with on-site operations and customer’s financial objectives. Seek new fee management business and maintain continuous dialogue with those property owners.
     “Effective Date” shall have the meaning set forth in the introductory paragraph above.
     “Employee” means any person who (a) is employed by the Company at the time Executive’s employment with the Company ends, (b) was employed by the Company during the last year of Executive’s employment with the Company (or during Executive’s employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.
     “Employment Period” shall have the meaning set forth in Section 3(a).
     “Executive” shall have the meaning set forth in the introductory paragraph above.
     “Good Reason” shall exist if (a) the Company, without either cause or Executive’s written consent, materially reduces Executive’s then current title, duties or responsibilities, provided, however, that the occurrence of the Change of Control and the corresponding change in Executive’s duties and responsibilities one (l) or more year(s) after the Change of Control shall not, by itself, be sufficient to qualify as Good Reason under this clause, (b) Executive provides written notice to the Company of such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (c) the Company fails to remedy such action within the Cure Period, and (d) Executive resigns within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that is not taken in bad faith, and is remedied by the Company within the Cure Period.
     “Incentive Plan” means the Company’s 2004 Incentive Plan.
     “Licensed Materials” means any materials that Executive utilizes for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by Executive or of which Executive is otherwise in lawful possession, and (iii) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.
     “Parties” shall have the meaning set forth in the introductory paragraph above.
     “Renewal Period” shall have the meaning set forth in Section 3(b).
     “Restricted Period” means the time period during Executive’s employment with the Company, and for one year after Executive’s employment with the Company ends.

     “Restricted Stock Award” means the Restricted Stock Award Agreement, dated January 31, 2005, between the Company and the Executive, which granted restricted stock to the Executive pursuant to the Incentive Plan.
     “Section 409A Taxes” shall have the meaning set forth in Section 25.
     “Separation Conditions” shall have the meaning set forth in Section 6(c).
     “Territory” means the Continental United States.
     “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     “Unvested Award Shares” shall have the meaning set forth in the Restricted Stock Award.
     “Vested Award Shares” shall have the meaning set forth in the Restricted Stock Award.
     “Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights,- including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Executive while employed by the Company and that either (i) is created within the scope of Executive’s employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Executive’s employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.
     2. Employment and Duties.
          (a) The Company shall employ Executive as Senior Vice-President — Management Services. Executive shall perform all duties that are consistent with Executive’s position and that may otherwise be assigned to Executive by the Company from time to time. Executive shall report directly to the Board of Directors (the “Board”) of the Company or any other executive designated by the Board from time to time.

          (b) Executive agrees to (i) devote all necessary working time required of Executive’s position, (ii) devote Executive’s best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Executive’s obligations under this Agreement.
          (c) During Executive’s employment, Executive shall not render services to any other entity, regardless of whether Executive receives compensation, without the prior written consent of the Company. Executive may, however, (i) engage in community, charitable, and educational activities, (ii) manage Executive’s personal investments, (iii) continue working with Allen & O’Hara, Inc., provided, however, that such work does not compete with the Company and does not involve student housing whatsoever, and (iv) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Executive’s obligations under this Agreement or conflict with the interests of the company.
          (d) Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook and other policies set forth by the Company from time to time. If this Agreement conflicts with such policies or procedures, this Agreement will control.
          (e) As an officer of the Company, Executive owes a duty of care and loyalty to the Company, as well as a duty to perform such duties in a manner that is in the best interests of the Company.
     3. Term.
          (a) The term of this Agreement shall be for a period of three (3) years, beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”).
          (b) Upon expiration of the Employment Period, this Agreement will automatically renew for a one-year period (each a “Renewal Period’), unless either Party notifies the other Party, in writing, at least sixty (60) days prior to the end of the Employment Period or the Renewal Period that the Agreement will not be renewed. If this Agreement is renewed in accordance with this Section 3, each Renewal Period shall be included in the definition of “Employment Period” for purposes of this Agreement.
          (c) If this Agreement is not renewed in accordance with this Section 3, Executive’s employment will either (i) terminate, or (ii) convert to an at-will relationship, meaning that Executive may terminate Executive’s employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate Executive’s employment at any time with or without cause or advance notice.
          (d) If this Agreement is not renewed and Executive’s employment converts to an at-will relationship, then (i) the period in which Executive continues to be employed with the Company shall not be included in the definition of “Employment Period” for purposes of this Agreement, and (ii) this Agreement will no longer be in effect; provided, however, that the restrictive covenants and all post-termination obligations contained in this Agreement shall survive termination of this Agreement.
     4. Compensation.
          (a) During the Employment Period, the Company will pay to Executive an annual base salary (“Base Salary”) as determined from time to time by the Compensation Committee of the Board (the “Committee”), minus applicable withholdings, in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be adjusted annually at the discretion of the Committee based upon Executive’s performance and the Company’s performance.
          (b) During the Employment Period, Executive will be eligible to receive an annual bonus of up to 50% of Base Salary only if, as determined by the Committee in its sole discretion, Executive meets certain criteria established from year to year by the Committee (the “Bonus”). Executive will not receive any Bonus if Executive does not meet such criteria. The Bonus will be subject to all applicable withholdings and will be paid between January 1 and March 15 of the year following the end of the year in which the Bonus was earned.
          (c) During the Employment Period, Executive shall be eligible to participate in all benefit plans in effect for executives and employees of the Company, subject to the terms and conditions of such plans.
          (d) During the Employment Period, Executive shall be entitled to 4 weeks of paid vacation per calendar year.
          (e) During the Employment Period, Executive shall be entitled to receive all other fringe benefits available to executives of the Company.
          (f) During the Employment Period, the Company will reimburse Executive for all approved business expenses incurred by Executive in the performance of Executive’s duties under this Agreement in accordance with the policies and procedures of the Company.
     5. Termination. This Agreement may be terminated by any of the following events:
          (a) Expiration of the Employment Period unless renewed or extended as set forth above;
          (b) Mutual written agreement between Executive and the Company at any time;
          (c) Executive’s death;
          (d) Executive’s disability which renders Executive unable to perform the essential functions of Executive’s job even with reasonable accommodation;
          (e) by the Company for Cause;

          (f) by Executive for Good Reason;
          (g) Resignation by Executive without Good Reason; and
          (h) Without Cause, which shall mean any termination of employment by the Company which is not defined in Section 5(a) through Section 5(g) above.
     6. Company’s Post-Termination Obligations.
          (a) If this Agreement terminates for the reasons set forth in Section 5(a), Section 5(b), Section 5(e) or Section 5(g) above, then the Company will pay Executive (i) all accrued but unpaid wages, based on Executive’s then current Base Salary, through the termination date; and (ii) a payment for all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date. The Company shall have no other obligations to Executive, including under any provision of this Agreement, Company policy, or otherwise; however, Executive shall continue to be bound by Section 8 and all other post-termination obligations to which Executive is subject, including, but not limited to, the obligations contained in this Agreement.
          (b) If this Agreement terminates for any of the reasons set forth in Section 5(c), Section 5(d), Section 5(f) or Section 5(h) above, then the Company will pay Executive (i) all accrued but unpaid wages through the termination date, based on Executive’s then current Base Salary; (ii) a separation payment equal to 12 months of Executive’s then current Base Salary, to be paid over a period of 12 months in accordance with the Company’s regular payroll practices; (iii) a payment for all accrued but unpaid vacation through Executive’s termination date, based on Executive’s then current Base Salary; (iv) a payment for all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; (v) a payment for all earned and accrued but unpaid bonuses; and (vi) payment of any COBRA continuation coverage premiums required for the coverage of Executive and Executive’s eligible dependents under the Company’s major medical group health plan for a period of up to 12 months (or, if less, the period that Executive and Executive’s eligible dependents are entitled to such COBRA continuation coverage; provided, however that Executive and Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums. Except as set forth in this Section 6(b), the Company shall have no other obligations to Executive.
          (c) The Company’s obligation to provide the payments set forth in Section 6(b) above shall be conditioned upon the following (the “Separation Conditions”):
     (i) Executive’s execution and non-revocation of a separation agreement in a form prepared by the Company, which will include a general release from liability so that Executive will release the Company from any and all liability and claims of any kind as permitted by law; and

     (ii) Executive’s compliance with the restrictive covenants ( Section 8 ) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.
          (d) If Executive does not execute an effective separation agreement as set forth in Section 6(c) above, the Company will not provide any payments or benefits to Executive under Section 6(b). The Company’s obligation to make the separation payments set forth in Section 6(b) shall terminate immediately upon any breach by Executive of any post-termination obligations to which Executive is subject.
     7. Change of Control.
          (a) Notwithstanding anything to the contrary in the Incentive Plan or the Restricted Stock Award, upon a Change of Control, all Unvested Award Shares granted to the Executive pursuant to the Restricted Stock Award shall immediately, and without any action by the Board or any committee thereof, vest and become Vested Award Shares.
          (b) Notwithstanding the provisions of Section 6 if, within one (1) year following a Change of Control, the Company terminates Executive’s employment Without Cause pursuant to Section 5(h), then the Company will pay Executive the following amounts:
     (i) all accrued but unpaid wages through the termination date, based on Executive’s then current Base Salary;
     (ii) a separation payment equal to twelve (12) months of Executive’s then current Base Salary, to be paid within thirty (30) days of Executive’s termination date;
     (iii) a payment for all earned and accrued but unpaid bonuses;
     (iv) a payment for all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; and
     (v) payment of any COBRA continuation coverage premiums required for the coverage of Executive and Executive’s eligible dependents under the Company’s major medical group health plan for a period of up to 12 months (or, if less, the period that Executive and Executive’s eligible dependents are entitled to such COBRA continuation coverage); provided, however that Executive and Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums. The payments and benefits set forth in this Section 7 shall be provided to Executive in lieu of any benefits to which Executive may be entitled to receive under Section 6(b) above; provided, however, that Executive’s right to receive the separation payments and benefits set forth in this Section 7 shall be subject to the Separation Conditions set forth in Section 6(c) above. The separation payments and benefits set forth in this Section 7 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.
     8. Executive’s Post-Termination Obligations.
          (a) Return of Materials. Upon the termination of Executive’s employment for any reason, Executive shall return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company.
          (b) Set-Off. If Executive has any outstanding obligations to the Company upon the termination of Executive’s employment for any reason, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive’s final paycheck and/or any amounts that would otherwise be due to Executive, including under Section 6 or Section 7 above.
          (c) Non-Disparagement. During Executive’s employment and upon the termination of Executive’s employment with the Company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.
          (d) Restrictive Covenants. Executive acknowledge that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.
          (e) Trade Secrets and Confidential Information.
               (i) Executive represents and warrants that: (A) Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (B) Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
               (ii) Executive agrees that Executive will not: (A) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (B) during Executive’s employment with the Company, use, disclose, or reverse engineer (1) any confidential information or trade secrets of any former employer or third party, or (2) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (C) upon Executive’s resignation or termination (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive’s possession or control, or (2) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.

               (iii) The obligations under this Section 8 shall remain in effect as long as the information constitutes a trade secret or Confidential Information under applicable law. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
          (f) Non-Competition. During the Restricted Period, Executive agrees that Executive shall not perform the Duties, individually or on behalf of any person, firm, partnership, association, business organization, corporation or entity engaged in the Business within the Territory. The Parties agree and acknowledge that: (i) the periods of restriction and Territory of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of the Company and that the Territory is the area in which Executive perform services for Company; and (ii) by having access to information concerning employees and actual or prospective Customers of Company, Executive shall obtain a competitive advantage as to the Company.
          (g) Non-Solicitation of Customers. During the Restricted Period, Executive will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business within the Territory. The restrictions set forth in this Section 8(g) apply only to the Customers with whom Executive had Contact.
          (h) Non-Recruit of Employees. During the Restricted Period, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (i) terminate his or her employment relationship with the Company or (ii) work for any other person or entity engaged in the Business.
          (i) Post-Employment Disclosure. During the Restricted Period, Executive shall provide a copy of this Agreement to persons and/or entities for whom Executive works or consults as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, Executive works or consults for another person or entity as an owner, partner, joint venturer, employee or independent contractor, Executive shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Executive’s job title, and a general description of the services Executive will provide.
          (j) Resignation. Upon the termination of Executive’s employment with the Company for any reason and upon the request of the Company, Executive shall deliver to the Company a written resignation from all offices, membership on the Board, and fiduciary positions in which Executive serves for the Company and each of its subsidiaries and affiliates.
     9. Work Product. Executive’s employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. If ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Executive assigns all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company. The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, Executive agrees to perform, during or after Executive’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”), (b) explaining the nature of the Work Product to persons designated by the Company, (c) reviewing Applications and other related papers, or (d) providing any other assistance reasonably required for the orderly prosecution of Applications. Executive agrees to provide the Company with a written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances attendant to the creation sufficient of such Work Product.
     10. License. During Executive’s employment and after Executive’s employment with the Company ends, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (a) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (b) prepare, use and distribute derivative works based upon the Licensed Materials, and (c) authorize others to do the same. Executive shall notify the Company in writing of any Licensed Materials Executive delivers to the Company.
     11. Release. During Executive’s employment and after Executive’s employment with the Company ends, Executive consents to the Company’s use of Executive’s image, likeness, voice, or other characteristics in the Company’s products or services. Executive releases the Company from any causes of action that Executive have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics.
     12. Injunctive Relief. Executive agrees that if Executive breaches Section 8 of this Agreement: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (c) if the Company seeks injunctive relief to enforce this Agreement, Executive hereby waives and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
     13. Payment of Defense Costs. If Executive is individually named as a defendant in a lawsuit relating to or arising out of Executive’s employment with the Company, then the Company agrees to pay the reasonable attorneys’ fees and expenses Executive incurs in defending such lawsuit (the “Defense Costs”). The Company will not pay any damages or any other sums or relief for which Executive is held liable. Payment of the Defense Costs shall be the Company’s only obligation under this Section 13. If Executive is held liable, then Executive agrees to reimburse the Company for all Defense Costs the Company paid to Executive or on Executive’s behalf. The Company’s obligation under this Section 13 shall not apply to any claim or lawsuit brought by the Company against Executive.
     14. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
     15. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
     16. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
     17. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including without limitation that certain Employment Agreement between the Company and the Executive dated December 6, 2004. Other than terms of this Agreement, no other representation, promise or agreement has been made with Executive to cause Executive to sign this Agreement.
     18. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
     19. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon Executive. Executive shall not have the right to assign Executive’s rights or obligations under this Agreement. The covenants contained in Section 8 of this Agreement shall survive cessation of Executive’s employment with the Company, regardless of who causes the cessation or the reason for cessation.
     20. Governing Law. The laws of the State of Tennessee shall govern this Agreement. If Tennessee’s conflict of law rules would apply another state’s laws, the Parties agree that Tennessee law shall still govern.
     21. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
     22. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Attention: Chief Executive Officer
Education Realty Trust, Inc.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117

To Executive:	Thomas J. Hickey
4724 Barfield Road
Memphis, Tennessee 38117
     Notice shall be deemed given and effective when deposited in the U.S. mail , sent to the receiving party by electronic means or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
     23. Consent to Jurisdiction and Venue. Executive agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Tennessee. Executive consents to the personal jurisdiction of the state and/or federal courts located in Tennessee. Executive waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
     24. AFFIRMATION. Executive acknowledges that Executive has carefully read this Agreement, Executive knows and understands its terms and conditions, and Executive has had the opportunity to ask the Company any questions Executive may have had prior to signing this Agreement.
     25. Compliance with Code ss.409A. It is intended that (a) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (b) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines (i) that on the date of Executive’s “separation from service” or at such other time that Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s termination date or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 24 shall be made in a lump sum on the first day of the seventh month following Executive’s separation from service (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

EDUCATION REALTY TRUST, INC.
By:	/s/ Paul O. Bower
	Name:	Paul O. Bower
	Title:	President and Chief Executive Officer

Date: 12/17/07

/s/ Thomas J. Hickey
Thomas J. Hickey

Date: 12/17/07